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                                 April 7, 1997



Mr. Kenneth R. Konikowski
271 Route 46 West
Suite F-10
Fairfield, NJ  07004

RE:STOCK PURCHASE AGREEMENT DATED NOVEMBER 30, 1996 BETWEEN DYNAMICWEB ENTERPRISES, INC. (THE "COMPANY"), SOFTWARE ASSOCIATES, INC. AND KENNETH R. KONIKOWSKI

Dear Ken:

As you are aware, Section 3 of the above-referenced Stock Purchase Agreement (the "Agreement") provides as follows:

"The entire consideration to be paid to SOFTWARE Shareholders in exchange for the sale, transfer, assignment and delivery of the SOFTWARE Shares as set forth in Section 2 above is Eight Hundred Sixty Thousand (860,000) common shares of the authorized but unissued capital stock of DWEB ("Purchase Price"). In the event the said stock of DWEB does not have the trading price of an average of $3.375 (an average of the previous five trading days closing bid prices) per share, by January 30, 1999, then additional shares of DWEB stock will be issued by DWEB to equal the difference (with a maximum of 2,000,000 shares)."

As you are further aware, the Company's Board of Directors has approved a reverse stock split (the "Reverse Split"), subject to shareholder approval, pursuant to which each outstanding share of the Company's common stock (the "Common Stock") will be converted into .2608491 of one share. After the completion of the Reverse Split, approximately 2,000,000 shares of Common Stock will be outstanding. The Reverse Split is expected to be effected as soon as practicable after the Company's annual meeting of shareholders scheduled for May 15, 1997.

The purposes of this letter are to clarify (i) the effect that stock dividends, divisions, reclassifications and combinations (such as the Reverse Split) will have on the number of additional shares of the Common Stock which may be issued pursuant to Section 3 of the Agreement and (ii) the meaning of "with a maximum of 2,000,000 shares" as set forth in Section 3 of the Agreement. Therefore, the Company and you hereby agree as follows:

1. This letter shall confirm our agreement that it is and was the intent of the parties to the Agreement that the trading price average of $3.375 (the "Trading Price Average") and the 2,000,000 maximum number of shares to be issued (the "Maximum Number of
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Mr. Kenneth R. Konikowski
April 7, 1997
Page 3


Shares to Be Issued"), each as set forth and described in Section 3 of the Agreement, are subject to adjustment as follows:

If the Company shall, at any time before January 30, 1999, (i) issue a dividend in shares of Common Stock, (ii) combine the outstanding shares of Common Stock into a smaller number of shares, including but not limited to the Reverse Split, (iii) subdivide the outstanding shares of Common Stock, or (iv) reclassify the shares of Common Stock, then, in such event, (a) the Average Trading Price shall be adjusted by multiplying the Average Trading Price (as adjusted from time to time pursuant to this Agreement) by a fraction the numerator of which shall be equal to one and the denominator of which shall be equal to the number of shares or fraction of a share of Common Stock into which each outstanding share of Common Stock was converted upon the happening of such event; and (b) the Maximum Number of Shares to Be Issued shall be adjusted by multiplying the Maximum Number of Shares to Be Issued (as adjusted from time to time pursuant to this Agreement) by a fraction the numerator of which shall be equal to the number of shares or fraction of a share of Common Stock into which each outstanding share of Common Stock was converted upon the happening of such event, and the denominator of which shall be equal to one.

2. This letter will confirm that the phrase "with a maximum of 2,000,000 shares" set forth in Section 3 of the Agreement means that the total number of shares of Common Stock issued by the Company as consideration to the SOFTWARE Shareholders (as defined in the Agreement) in exchange for the sale, transfer, assignment and delivery of the SOFTWARE Shares (as defined in the Agreement) to the Company, including the 860,000 shares of Common Stock issued at the Closing (as defined in the Agreement), shall not exceed 2,000,000. Therefore, the parties agree that the maximum number of additional shares of Common Stock which can be issued by the Company to the SOFTWARE Shareholders on or after January 31, 1999 pursuant to the Agreement is 1,140,000 shares, subject to adjustment pursuant to paragraph 1 above.

3.  In the event of an adjustment to the Maximum Number of Shares to Be
Issued in the manner set forth in paragraph 1 above, the parties shall, in determining the Maximum Number of Shares to Be Issued, adjust the 860,000 shares of Common Stock issued at Closing and included therein by multiplying 860,000 by a fraction, the numerator of which shall be equal to the number of shares or fraction of a share of Common Stock into which each outstanding share of Common Stock was converted upon the
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Mr. Kenneth R. Konikowski
April 7, 1997
Page 4


happening of such event, and the denominator of which shall be equal to one.

4. The parties agree that upon the effective date of the Reverse Split and the related adjustments contemplated in Paragraphs 1, 2 and 3 hereof, Section 3 shall read as follows:

"The entire consideration to be paid to SOFTWARE Shareholders in exchange for the sale, transfer, assignment and delivery of the SOFTWARE Shares as set forth in Section 2 above is Two Hundred Twenty-Four Thousand Three Hundred Thirty (224,330) common shares of the authorized but unissued capital stock of DWEB ("Purchase Price"). In the event the said stock of DWEB does not have the trading price of an average of 12.939 (an average of the previous five trading days closing bid prices) per share, by January 30, 1999, then additional shares of DWEB stock will be issued by DWEB to equal the difference (with a maximum of 521,698 shares to be issued, including the 224,330 shares issued at Closing).

5. The parties agree that the 25,000 shares of Common Stock to be made available by the Company, pursuant to Section 5.10 of the Agreement, for Ken Konikowski to award to key employees shall be made available pursuant to the grant by the Company to such employees designated by Mr. Konikowski of options to acquire up to an aggregate of 25,000 shares of Common Stock under the Company's 1997 Employee Stock Option Plan.

Please indicate your acceptance and agreement with the terms of this letter below, and return one copy to me. Thank you for your assistance in this matter.

Very truly yours,

DYNAMICWEB ENTERPRISES, INC.


By/s/ Steve L. Vanechanos, Jr.
  --------------------------------
Steve L. Vanechanos, Jr.
President

AGREED TO AND ACCEPTED,
intending to be legally
bound hereby, as of this
7th day of April, 1997.

/s/ Kenneth R. Konikowski
-------------------------
Kenneth R. Konikowski